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Exhibit 3.14

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF CASCADES DELAWARE LLC

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF CASCADES DELAWARE LLC

        This Limited Liability Company Operating Agreement (including any exhibits attached hereto, as amended from time to time, the "Agreement") of Cascades Delaware LLC, a Delaware limited liability company (the "Company") is made as of April 19, 2004 by 3815315 Canada Inc., a corporation organized under the laws of Canada, as the sole member (the "Member") of the Company.

        WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (the "Act"), by the filing of a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware on April 1, 2004 (the "Certificate") and the execution of this agreement.

        NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby agrees as follows:

ARTICLE I

ORGANIZATION

        Section 1.1    Formation.    The Company has been formed as a Delaware limited liability company for the purposes set forth herein by the filing of the Certificate under and pursuant to the provisions of the Act and the execution of this agreement. The Member hereby agrees that the rights, duties and liabilities of the Member, the Company and the Board (as hereinafter defined) shall be as provided in the Act, except as otherwise provided herein.

        Section 1.2    Name.    The name of the Company is Cascades Delaware LLC. The business of the Company may be conducted under any other name or names designated by the Board in compliance with all applicable laws.

        Section 1.3    Term.    The term of the Company shall commence on the date the Certificate was filed in the office of the Secretary of the State of Delaware and shall be perpetual, unless the Company is dissolved as provided herein.

        Section 1.4    Registered Agent and Office.    The Company's registered agent and office in Delaware shall be RL&F Service Corp., and its address is One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19801. Subject to amending the Certificate, the Board from time to time may designate another registered agent and/or registered office.

        Section 1.5    Principal Place of Business.    The principal place of business of the Company shall be at 805 Midway Road Rockingham, NC 28379 or such other location as the Board may from time to time determine.

        Section 1.6    Qualification in Other Jurisdictions.    The Board shall cause the Company to be qualified or registered as a foreign limited liability company in any jurisdiction in which the Company transacts business and such qualification or registration is required by law.

        Section 1.7    Company Disregarded for Tax Purposes.    The Member intends that the Company shall bc disregarded as an entity separate from the Member for U.S. federal income tax purposes and the Company and the Member shall take all appropriate actions to effectuate that intent.

ARTICLE II

PURPOSES AND POWERS OF THE COMPANY

        Section 2.1    Purposes.    The Company may carry on any business, purpose or activity permissible under the Act.

        Section 2.2    Powers of the Company.    The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 2.1, including, but not limited to, the power:

        (a)   to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the business of the Company;

        (b)   to enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any Covered Person (as defined in Section 8.l(a) hereof) or any agent of the Company necessary to, in connection with, convenient to, or incidental to the accomplishment of the business of the Company;

        (c)   to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

        (d)   to appoint employees and agents of the Company, and define their duties and fix their compensation;

        (e)   to indemnify any person in accordance with the Act;

        (f)    to cease its activities and cancel its Certificate in accordance with the Act;

        (g)   to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;

        (h)   to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the business of the Company; and

        (i)    to carry out the acts as set forth in Exhibit B attached hereto.

ARTICLE III

MEMBER

        Section 3.1    Powers of the Member.    The Member shall have the power to exercise only those rights or powers granted to the Member pursuant to the express terms of this Agreement. The affirmative written consent of the Member shall constitute the act of the Member for purposes of any provision of this Agreement or the Act.

        Section 3.2    Limitations on Actions of Member.    The Member shall have no power to bind the Company and will not participate in the management of the Company, except as otherwise expressly provided herein or as authorized by resolution of the Board.

        Section 3.3    Admission.    By execution of this Agreement, the Member is admitted as a member of the Company.

ARTICLE IV

BOARD OF MANAGERS

        Section 4.1    Designation of the Board.    Except as otherwise expressly provided herein, the power and authority to manage, or to direct the management of, the Company's business and affairs shall be vested exclusively in a board of managers of the Company (the "Board"). The Board shall consist of three members. The initial members of the Board shall be Jean P. Breault, Guy Prenovost and Robert F. Hall. Each member of the Board shall serve until his death, resignation or removal in accordance with the terms hereof. Upon the death, resignation or removal of any member of the Board, the Member shall appoint a successor thereto. Each member of the Board shall be a "manager" of the Company within the meaning of the Act.

        Section 4.2    Officers.    The Company's officers shall consist of a President, a Vice-President, a Secretary, an Assistant-Secretary, a Treasurer, and such other officers as the Board may designate from time to time. Except for the initial officers, the Board shall appoint the officers of the Company and the Board may delegate to such officers such general or specific powers and duties as it shall deem necessary and appropriate. The initial officers of the Company shall be as follows: President—Alain Lemaire; Vice-President—Gary A. Hayden; Secretary—Guy Prenevost; Assistant-Secretary—Robert F. Hall and Treasurer—Jean P. Breault. Except to the extent otherwise modified herein, each member of the Board and officer of the Company shall have fiduciary duties identical to those of directors and officers of business corporations organized under the general corporation laws of the State of Delaware.

        Section 4.3    Powers of the Board.    The powers exercised by, or under the authority of, the Board in furtherance of the business of the Company shall include, but not be limited, to the following:

        (a)   entering into, making and performing contracts, agreements and other undertakings that may be necessary, appropriate or advisable in furtherance of the business of the Company;

        (b)   opening and maintaining bank accounts, investment accounts and other arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements. Company funds shall not be commingled with funds from other sources and shall be used solely for the business of the Company;

        (c)   collecting funds due to the Company;

        (d)   acquiring, utilizing for the Company's purposes, maintaining and disposing of any assets of the Company;

        (e)   to the extent that funds of the Company are available therefore, paying debts and obligations of the Company;

        (f)    borrowing money or otherwise committing the credit of the Company for Company activities, and voluntarily prepaying or extending any such borrowings;

        (g)   loaning money to any person or persons:

        (h)   employing, contracting with or retaining from time to time persons, firms or entities in connection with the operation and management of the Company's business on such terms and for such compensation as the Board (or any officer authorized by the Board) shall determine, notwithstanding the fact that any member of the Board or the Member may have a financial interest in such firms or entities;

        (i)    making elections available to the Company under the United States Internal Revenue Code of 1986, as amended (or any successor law) or tax laws of any jurisdiction in which the Company is engaged in business;

        (j)    declaring distributions to the Member in accordance with the terms hereof and the Act; and

        (k)   obtaining general liability, property and other insurance for the Company.

        Section 4.4    Restrictions upon Authority.    Without the prior written consent of the Member, neither the Board nor any officer shall cause the Company to take any of the following actions:

        (a)   sell or otherwise dispose of all or substantially all of the assets of the Company;

        (b)   merge or consolidate with or into any other entity or permit the merger or consolidation of another entity with or into the Company; or

        (c)   to the fullest extent permitted by law, voluntarily dissolve.

        Section 4.5    Reimbursement.    The Company shall reimburse any member of the Board or officer for all ordinary and necessary out-of-pocket expenses incurred by such member of the Board or officer on behalf of the Company. Such reimbursement shall be treated as an expense of the Company that shall be deducted in computing net profits and shall not be deemed to constitute a distributive share of net profits or a distribution or return of capital to any person.

        Section 4.6    Removal of a Board Member.

        (a)   The Member may remove any member of the Board at any time with or without cause.

        (b)   The removal of any member of the Board shall become effective on such date as may be specified by the Member.

        Section 4.7    Resignation of a Board Member.    A member of the Board may resign from such position at any time by means of written notice delivered to the Member.

        Section 4.8    Meetings of the Board.

        (a)   Regular meetings of the Board shall be held at least annually as agreed by the Board. Special meetings of the Board may be called by any member of the Board by delivery of notice to all other Board members at least 48 hours prior to such meeting. Notice may be waived by any Board member by attendance at the meeting or written waiver. Notice of any special meeting shall state the nature of the business to be transacted at such meeting. Meetings of the Board shall be held at the principal place of business of the Company as set forth in Section 1.5 hereof or at such other place within the United States as the Board may determine. The presence of a majority of the members of the Board shall constitute a quorum for the transaction of any business at a meeting of the Board. A member of the Board shall be deemed present at any meeting if he attends in person or by telephone or other means by which he can be heard and can hear the deliberations of the other Board members present at such meeting. Except as otherwise expressly provided in this Agreement, the vote of a majority of the members of the entire Board shall constitute the act of the Board.

        (b)   Any action required or permitted to be taken at any regular or special meeting of the Board may be taken without a meeting, without prior notice and without a vote if a consent in writing, setting forth the action so taken, is signed by a majority of the Board members. The written consent shall be delivered to the Company for inclusion in the minutes.

ARTICLE V

UNITS; CAPITAL CONTRIBUTIONS

        Section 5.1    Units.

        (a)   The Member's limited liability company interest in the Company shall be divided into units, each unit reflecting a capital contribution of an agreed value of US$10 (each, a "Unit").

        (b)   The Member shall be entitled to have a certificate, substantially in the form of Exhibit A hereto (with such changes as may from time to time be authorized by the Board) and signed in the name of the Company by (i) the President and the Secretary or (ii) the President and the Treasurer, certifying the number of whole and fractioned Units owned by the Member (any such certificate, a "Unit Certificate"). The Board may direct a new Unit Certificate or Unit Certificates to be issued in place of any Unit Certificate or Unit Certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person or entity claiming the Unit Certificate to be lost, stolen or destroyed and the provision by such person of such indemnities and other protections of the Company as the Board may determine.

        Section 5.2    Capital Contributions.

        (a)   Pursuant to Section 18-301(d) of the Act, the Member shall not be required to make any capital contribution to the Company. However, the Member may make capital contributions to the Company at any time upon the written consent of the Member, which consent may be evidenced by the Member's entering into a subscription agreement with the Company. To the extent that the Member makes a capital contribution to the Company, the Company shall issue a Unit Certificate to the Member reflecting such capital contribution. If a contribution is in a form other than cash, the Board shall determine the agreed value of such contribution and the Company shall issue a new Unit Certificate therefor. The provisions of this Agreement, including this Section 5.2, are intended to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (other than a Covered Person) (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company.

        (b)   It is contemplated that initially the Member shall, pursuant to a subscription agreement, make a capital contribution to the Company in cash in the amount of US$ 6,000. Upon receipt of the contribution by the Company, the President shall be authorized on behalf of the Company to issue, and shall issue, 600 Units to the Member without any requirement of further authorization by the Company or the Board. The Units shall be represented by a Unit Certificate signed on behalf of the Company by (i) the President and by the Secretary or (ii) the President and the Treasurer.

        (c)   The Company shall maintain a Stated Capital account for the Units issued to the Member. "Stated Capital" shall mean the amount recorded in such account in respect of Units issued in accordance with this Article V. Upon the issuance of Units, the capital contributions in respect of such Units shall be added to the Stated Capital account. Upon any distribution that constitutes a return of all or any portion of the Stated Capital to the Member, the Stated Capital shall bc automatically reduced to an amount equal to the undistributed portion of such Stated Capital or, if all of such Stated Capital has been distributed, to zero (but in no event shall the Stated Capital be less than zero.)

        (d)   The Member shall not receive any interest, salary or drawing with respect to its capital contributions for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as provided in Article VI.

ARTICLE VI

DISTRIBUTIONS

        Section 6.1    Distributions.    Prior to the dissolution of the Company, the Company shall make distributions to the Member when, in the manner and in the amounts determined by the Board. The Board shall designate, in its sole discretion, whether any distribution is (i) a distribution that constitutes a return of all or any portion of the Stated Capital with respect to a Unit, or (ii) a Dividend on a Unit. A "Dividend" shall mean any distribution to the Member other than a distribution that constitutes, a return of any Stated Capital in respect of a Unit. Proceeds from the liquidation of assets of the Company upon dissolution shall be distributed in accordance with Section 9.3. Notwithstanding any provision to the contrary in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

ARTICLE VII

BOOKS AND RECORDS; ACCOUNTING AND TAX MATTERS

        Section 7.1    Books, Records and Financial Statements.

        (a)   At all times during the continuance of the Company, the Company shall maintain or cause to be maintained, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company business in accordance with generally accepted accounting principles consistently applied.

        (b)   The Company's fiscal year shall end on the last day of December of each year.

        (c)   The Company shall prepare, or cause to be prepared, and deliver to the Member within 75 days after the close of each fiscal year and 30 days after the close of each fiscal quarter, the following financial statements:

    (i)
    balance sheet of the Company as of the close of such fiscal year or fiscal quarter (as applicable);

    (ii)
    statement of Company profits and losses for such fiscal year, or fiscal quarter (as applicable);

    (iii)
    statement of cash flows for such fiscal year or fiscal quarter (as applicable).

        (d)   The Company's books and records shall be open to inspection and examination at reasonable times by the Member and its duly authorized representatives for any purpose reasonably related to the Member's interest in the Company.

ARTICLE VIII

LIABILITY, EXCULPATION AND INDEMNIFICATION

        Section 8.1    Limited Liability.

        (a)   Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no officer, Board member or the Member, or any of the Member's directors, officers, agents or employees, or any affiliate of any of the foregoing (the "Covered Persons"), shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

        (b)   Except as otherwise expressly required by law, the Member, in its capacity as such, shall have no liability in excess of (i) the amount of its capital contributions, (ii) its share of any assets and undistributed profits of the Company, (iii) its obligation to make other payments expressly provided for in this Agreement, and (iv) the amount of any distributions wrongfully distributed to it.

        Section 8.2    Exculpation.

        (a)   No Covered Person shall be liable to the Company or any other person or entity bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of the gross negligence or willful misconduct of that Covered Person.

        (b)   A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

        Section 8.3    Fiduciary Duty.

        (a)   To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other person or entity bound by this Agreement for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

        (b)   Unless otherwise expressly provided herein. (i) whenever a conflict of interest exists or arises between Covered Persons, or (ii) whenever this Agreement or any other agreement contemplated herein provides that a Covered Person shall act in a manner that is, or provide terms that are, fair and reasonable to the Company or any Member, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Covered Person, to the fullest extent permitted by law, including Section 18-110(c) of the Act, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

        Section 8.4    Indemnification.    To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 8.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

        Section 8.5    Expenses.    To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be determined that such Covered Person is not entitled to be indemnified as authorized in Section 8.4 hereof.

ARTICLE IX

DISSOLUTION, LIQUIDATION AND TERMINATION

        Section 9.1    Events Causing Dissolution.    The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

  (a)
  the determination of the Member that the Company be dissolved;

  (b)
  the entry of a decree of judicial dissolution in accordance with the Act;

  (c)
  the last member of the Company ceasing to be a member of the Company unless the Company is continued without dissolution in accordance with the Act.

        Section 9.2    Notice of Dissolution.    Upon the dissolution of the Company, the person or persons (or entity or entities) approved by the Board to carry out the winding up of the Company (the "Liquidating Trustee") shall promptly notify the Member of such dissolution.

        Section 9.3    Liquidation.    Upon dissolution of the Company, the Liquidating Trustee shall immediately commence winding up the Company's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the satisfaction of liabilities to creditors so as to enable the Member to minimize the normal losses attendant upon a liquidation. The Member shall be furnished with a statement prepared by the Company's certified public accountants that shall set forth the assets and liabilities of the Company as of the date of dissolution. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

  (a)
  to creditors of the Company, including the Member if it is a creditor, to the extent permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for distributions to the Member; and

  (b)
  to the Member, the remaining proceeds of liquidation.

        Section 9.4    Termination.    The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Member in the manner provided for in this Article IX, and the Certificate shall have been canceled in the manner required by the Act.

        Section 9.5    Claims of the Member.    The Member shall look solely to the Company's assets for the return of its capital contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such capital contributions, the Member shall have no recourse against the Company or any Board member.

ARTICLE X

AMENDMENT

        This Agreement may be modified at any time by the Member by a writing executed by the Member.

ARTICLE XI

MISCELLANEOUS

        Section 11.1    Notices.    All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered by hand, telecopied, sent by overnight delivery service, or mailed by registered or certified mail, return receipt requested, as follows:

        (a)   if given to the Company, in care of the Board at the Company's mailing address set forth in Section 1.5 of this Agreement;

        (b)   if given to the Member, at 772, Sherbrooke Street West, Suite 100, (Quebec), Canada H3A 1G1.

        All such notices shall be deemed to have been given when actually received.

        Section 11.2    Failure to Pursue Remedies.    The failure of any party to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

        Section 11.3    Cumulative Remedies.    The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

        Section 11.4    Binding Effect.    This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and their successors, legal representatives and assigns.

        Section 11.5    Interpretation.    Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to "Articles," "Sections" and paragraphs shall refer to corresponding provisions of this Agreement.

        Section 11.6    Severability.    The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

        Section 11.7    Counterparts.    This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

        Section 11.8    Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        Section 11.9    Governing Law.    This Agreement and the rights of the parties hereunder shall be interpreted in accordance with the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to principles of conflict of laws.

        Section 11.10    Certain Organizational Matters.    Notwithstanding any other provision of this Agreement, the matters relating to the formation and organization of the Company set forth in Exhibit B hereto are hereby incorporated herein and approved effective as of the date hereof.

        Section 11.11    Effectiveness.    Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate with the office of the Delaware Secretary of State on April 1, 2004.

        IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, has duly executed this Limited Liability Company Operating Agreement as of the 19th day of April 2004.

3815315 CANADA INC.
By:	/s/ NATHALIE THEBERGE
Name: Nathalie Theberge Title: Assistant Secretary

EXHIBIT A—FORM OF UNIT CERTIFICATE
UNIT CERTIFICATE FOR
CASCADES DELAWARE LLC

        THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. THE HOLDER OF THIS CERTIFICATE, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT IT IS ACQUIRING THIS SECURITY FOR INVESTMENT AND NOT WITH A VIEW TO ANY SALE OR DISTRIBUTION HEREOF.

        Certificate Number

        Cascades Delaware LLC, a Delaware limited liability company (the "Company"), hereby certifies that 3815315 Canada Inc. (the "Holder") is the registered owner of          units of limited liability company interests in the Company (the "Units"). THE RIGHTS, POWERS, PREFERENCES, RESTRICTIONS AND LIMITATIONS OF THE UNITS ARE SET FORTH IN, AND THIS CERTIFICATE AND THE UNITS REPRESENTED HEREBY ARE ISSUED AND SHALL IN ALL RESPECTS BE SUBJECT TO THE TERMS AND PROVISIONS OF, THE LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF THE COMPANY, DATED AS OF APRIL 19, 2004, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME (THE "AGREEMENT"). By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Units evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Agreement. The Company will furnish a copy of the Agreement to the Holder without charge upon written request to the Company at its principal place of business. The Company maintains books for the purpose of registering the transfer of Units.

        This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

        IN WITNESS WHEREOF, the Company has caused this Certificate to be executed as of the date set forth below.

CASCADES DELAWARE LLC

Date:	Name:
Title: President
Name:
Title: Secretary or Treasurer

EXHIBIT B—ORGANIZATIONAL MATTERS

1.
General Organizational Matters

(a)
All actions heretofore taken by Robert F. Hall, as the authorized person acting in connection with the formation of the Company are hereby ratified, confirmed and approved in all respects.

2.
Bank Accounts

(a)
The President is hereby authorized and empowered:

(i)
to open, continue or discontinue such bank account or bank accounts with such bank or banks and in such place or places as he or she may deem expedient;

(ii)
with respect to such bank accounts, to sign all cheques, bills of exchange or other orders for the payment of money, notes or other evidences of indebtedness issued, accepted or endorsed in the name of the Company, contracts for letters of credit and forward exchange and agreements obligating the Company to any such bank in respect of obligations or liabilities incurred or to be incurred by the bank for the account or benefit of the Company and the President or the Treasurer may (a) endorse notes and drafts for collection on account of the Company through its bankers and endorse notes and cheques for deposit with the Company's bankers for the credit of the Company or the same may be endorsed "for collection" and "for deposit" with the bankers of the Company by using the Company's rubber stamp for the purpose; and (b) arrange, settle, balance and certify all books and accounts between the Company and its bankers and receive all paid cheques and vouchers and sign all forms of settlement of balances and release or verification slips; and

(iii)
with respect to such bank accounts, to appoint from time to time and for such period as the President or the Treasurer deems advisable, such person or persons as the President or Treasurer may determine to exercise for and on behalf and in the name of the Company all or any of the powers described in the foregoing paragraph, provided always that except in such cases as the President or Treasurer may otherwise determine such powers shall be exercised jointly by two of the persons so appointed subject to the limitations contained in their appointment.

(b)
The said bank or banks shall be furnished with specimens of the signatures of the said persons from time to time authorized to sign in respect of the said account or accounts.

(c)
The signature or signatures of any such person or persons may, if specifically authorized by the President or the Treasurer of the Company in the manner aforesaid, be mechanically reproduced on cheques and the Company's bankers are authorized and directed to honor, pay and charge to the account or accounts of the Company all instruments purporting to be cheques issued by the Company and bearing a facsimile or facsimiles of the signature or signatures of a person or persons having authority to sign cheques on behalf of the Company to the same extent as though they had been manually signed by such person or persons.

(d)
Except as herein expressly provided, none of the President, the Treasurer or any other person shall have any power to delegate his or her authority hereunder.

(e)
A certified copy of this Exhibit B to the LLC Agreement may be delivered to the said bank or banks as evidence of the authorization and approval of the matters described herein, and such bank or banks shall be entitled to rely on it and it shall remain in full force and effect until the said bank or banks shall receive written notice of the revocation thereof.

3.
Issuances of Membership Interests

(a)
The President and the Secretary, acting together, or the President and the Treasurer, acting together, are hereby authorized and directed to issue to the Member, as sole member of the Company, one unit of limited liability company interest in the Company for each payment to the Company (or contribution to the Company of property having a value) of US$10.00 as may be made from time to time.

(b)
At any time that the Member executes and delivers to the Company, a subscription agreement, the Company is hereby authorized to execute, deliver and perform the subscription agreement, and one or more officers of the Company are authorized to execute and deliver the subscription agreement on behalf of the Company.

4.
General Authorization

  The officers of the Company each are hereby authorized and empowered for and on behalf of the Company to execute and deliver such agreements, certificates and other instruments and documents, in such form and with such terms and provisions as any such officer may approve, his or her execution thereof to be conclusive evidence of such approval, and to take such other action, as any of them may deem necessary or appropriate to carry out the intent and purposes of the authorizations described in the foregoing paragraphs of this Exhibit B.

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LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF CASCADES DELAWARE LLC
LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF CASCADES DELAWARE LLC
ARTICLE I ORGANIZATION
ARTICLE II PURPOSES AND POWERS OF THE COMPANY
ARTICLE III MEMBER
ARTICLE IV BOARD OF MANAGERS
ARTICLE V UNITS; CAPITAL CONTRIBUTIONS
ARTICLE VI DISTRIBUTIONS
ARTICLE VII BOOKS AND RECORDS; ACCOUNTING AND TAX MATTERS
ARTICLE VIII LIABILITY, EXCULPATION AND INDEMNIFICATION
ARTICLE IX DISSOLUTION, LIQUIDATION AND TERMINATION
ARTICLE X AMENDMENT
ARTICLE XI MISCELLANEOUS
EXHIBIT A—FORM OF UNIT CERTIFICATE UNIT CERTIFICATE FOR CASCADES DELAWARE LLC
EXHIBIT B—ORGANIZATIONAL MATTERS